Exhibit 99.5

Third Amendment Dated as of April 27, 2011 to Second Amended and Restated Receivables Sale Agreement Dated as of June 25, 2009

This Third Amendment (the “Amendment”), dated as of April 27, 2011, is entered into among IPL Funding Corporation (the “Seller”), Indianapolis Power & Light Company (the “Collection Agent”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), the Liquidity Provider listed on the signature page hereof (the “Liquidity Provider”) and The Royal Bank of Scotland plc, as agent for Windmill and the Liquidity Provider (the “Agent”).

 Reference is hereby made to that certain Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among the Seller, the Collection Agent, Windmill, the Liquidity Provider and the Agent.  Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

 Section 1.     Upon execution by the parties hereto in the space provided for that purpose below the Sale Agreement shall be, and it hereby is, amended as follows:

(a)      The defined term “Eurodollar Rate” appearing in Schedule I to the Sale Agreement is amended in its entirety and as so amended shall read as follows:

“Eurodollar Rate” means for a Eurodollar Tranche, the sum of (i) LIBOR for such Tranche Period, (ii) 2.00% and (iii) the Used Fee Rate (as defined in the Fee Letter).

(b)      The defined term “Liquidity Termination Date” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Liquidity Termination Date” means the earliest of (i) the date of the occurrence of a Termination Event described in clause (b) of the definition of Termination Event, (ii) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (iii) the Business Day designated by the Seller with no less than five (5) Business Days' prior notice to the Agent and (iv) April 25, 2012.

(c)      The defined term “Originator Credit Agreement” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Originator Credit Agreement” means that certain Credit Agreement, dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time) among the Originator, as Borrower, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Union Bank, N.A., as Documentation Agent.

(d)      The defined term “Prime Rate” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Prime Rate” means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial Dollar loan rate per annum of RBS (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by RBS) announced from time to time, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) during the pendency of a Termination Event or Ratings Trigger Event, 2.00% plus the Used Fee Rate (as defined in the Fee Letter) for Investment of a Liquidity Provider.

(e)      Clause (i) of the defined term “Termination Event” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

          (i) The ratio, determined as of the end of each fiscal quarter, of (x) Total Debt (as defined in the Originator Credit Agreement) to (y) Consolidated Total Capitalization (as defined in the Originator Credit Agreement) is greater than 0.65 to 1.0.

(f)      Exhibit K to the Sale Agreement is hereby amended in its entirety and as so amended shall read as set forth on Exhibit K attached hereto.

Section 2.     The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3.     This Amendment shall become effective once the Agent has received (i) executed counterparts of this Amendment and the Originator's consent to this Amendment, (ii) executed counterparts to the Fourth Amended and Restated Fee Letter and (iii) a one-time non-refundable renewal fee in the amount of $25,000.

Section 4.     By May 31, 2011, the Seller shall deliver to the Agent a fully executed Lock-Box Letter, with respect to PNC Bank, National Association account number 4622342345 in form and substance satisfactory to the Agent.

Section 5.     This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 6.     This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

THE ROYAL BANK OF SCOTLAND, PLC as the Agent and as the Liquidity Provider

By:	RBS SECURITIES INC., as agent

By:	/s/ Michael Zappaterrini
Michael Zappaterrini
Managing Director

WINDMILL FUNDING CORPORATION

By:	/s/ Jill A. Russo
Jill A. Russo
Vice President

IPL FUNDING CORPORATION

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary

ACKNOWLEDGEMENT AND CONSENT

The undersigned, Indianapolis Power & Light Company, has heretofore executed and delivered the Amended and Restated Indemnity agreement dated as of June 25, 2009 (the “Indemnity”) and hereby consents to the Third Amendment to the Second Amended and Restated Sale Agreement as set forth above and confirms that the Indemnity and all of the undersigned's obligations thereunder remain in full force and effect.  The undersigned further agrees that the consent of the undersigned to any further amendments to the Sale Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Indemnity referred to above.

INDIANAPOLIS POWER & LIGHT COMPANY

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary

EXHIBIT K

LIST OF COLLECTION ACCOUNTS AND POST-OFFICE BOXES

COLLECTION ACCOUNTS

PNC Bank, National Association                   A/C 4622342345

Huntington National Bank                          A/C 1400681219

Fifth Third Bank                                             A/C 7652540944

POST-OFFICE BOX

P.O. Box 110
Indianapolis, Indiana 46206